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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                             (Amendment No.   2  )*
                                            -----

                               USF&G Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  903290 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         Michael M. Pastore, Esq., GE Investment Management Incorporated
--------------------------------------------------------------------------------
             3003 Summer Street, Stamford, CT 06904  (203) 326-2300
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               September 26, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ] .

Check the following box if a fee is being paid with the statement [ ] . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 20
13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













                                  Total Pages 23
                                                                SEC 1746 (12-91)

                                           SCHEDULE 13D

 CUSIP No.   903290 10 4                                                Page   2    of   23   Pages
           -----------------------                                           ------    ------

---------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Trustees of General Electric Pension Trust
          I.R.S. # 14-6015763
---------------------------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                     (a) [ ]
                                                                                            (b) [X]

---------------------------------------------------------------------------------------------------

  3   SEC USE ONLY

---------------------------------------------------------------------------------------------------

  4   SOURCE OF FUNDS*

          OO
---------------------------------------------------------------------------------------------------

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)   [ ]


---------------------------------------------------------------------------------------------------

  6   CITIZENSHIP OR PLACE OF ORGANIZATION

          State of New York
---------------------------------------------------------------------------------------------------

                                      7   SOLE VOTING POWER
              NUMBER OF
                                              3,670,603
               SHARES
                                  -----------------------------------------------------------------

                                      8   SHARED VOTING POWER
            BENEFICIALLY
              OWNED BY
                                              None
                EACH
                                  -----------------------------------------------------------------
              REPORTING
                                      9   SOLE DISPOSITIVE POWER
               PERSON
                                              3,670,603
                WITH
                                  -----------------------------------------------------------------

                                     10   SHARED DISPOSITIVE POWER

                                              None
---------------------------------------------------------------------------------------------------

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,670,603 shares or, if the Reporting Persons are deemed to be a group, 5,853,524 shares

---------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                    [ ]

          Not Applicable
---------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3% or, if the Reporting Persons are deemed to be a group, 4.96%

---------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          EP
---------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                              SCHEDULE 13D


 CUSIP No.   903290 10 4                                                   Page   3    of   23   Pages
           -----------------------                                              ------    ------


------------------------------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Electric Private Placement Partners I, Limited Partnership
          I.R.S. # 06-1305217

------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]
                                                                                               (b) [X]

------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------------------------------

  4   SOURCE OF FUNDS*

          OO
------------------------------------------------------------------------------------------------------

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)      [ ]

------------------------------------------------------------------------------------------------------

  6   CITIZENSHIP OR PLACE OF ORGANIZATION

          State of New York
                                  --------------------------------------------------------------------
                                         7  SOLE VOTING POWER
               NUMBER OF
                                              1,320,501
                SHARES
                                  --------------------------------------------------------------------
             BENEFICIALLY
                                         8  SHARED VOTING POWER
               OWNED BY

                 EACH                           None
                                  --------------------------------------------------------------------
               REPORTING
                                         9  SOLE DISPOSITIVE POWER
                PERSON
                 WITH
                                                1,320,501
                                  --------------------------------------------------------------------
                                        10  SHARED DISPOSITIVE POWER

                                                None

------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,320,501 shares or, if the Reporting Persons are deemed to be a group, 5,853,524 shares
------------------------------------------------------------------------------------------------------

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                       [ ]

          Not Applicable
------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.1% or, if the Reporting Persons are deemed to be a group, 4.96%
------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          EP
------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                         SCHEDULE 13D


 CUSIP No.   903290 10 4                                                    Page  4   of   23   Pages
           -----------------------                                              -----    ------

------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           General Electric Mortgage Insurance Company
           I.R.S. # 31-0985858
------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]
                                                                                              (b) [X]

------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

         WC

------------------------------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)     [ ]


------------------------------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

        State of North Carolina
------------------------------------------------------------------------------------------------------
                                        7  SOLE VOTING POWER
              NUMBER OF
                                               311,850
                SHARES
                                  --------------------------------------------------------------------
                                        8  SHARED VOTING POWER
             BENEFICIALLY

               OWNED BY                        None
                 EACH
                                  --------------------------------------------------------------------
              REPORTING
                                        9  SOLE DISPOSITIVE POWER
                PERSON
                                                   311,850
                 WITH

                                  --------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER

                                               None
------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           311,850 shares, or if the Reporting Persons are deemed to be a group, 5,853,524 shares
------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                      [ ]

           Not Applicable
------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           .26% or, if the Reporting Persons are deemed to be a group, 4.96%
------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          IC
------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                            SCHEDULE 13D


 CUSIP No.   903290 10 4                                                  Page   5    of   23   Pages
           -----------------------                                             ------    ------

------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Employers Reinsurance Corporation
          I.R.S. # 48-1024691
------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]
                                                                                              (b) [X]

------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

          WC
------------------------------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)     [ ]


------------------------------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Missouri
                                  --------------------------------------------------------------------
                                        7  SOLE VOTING POWER
              NUMBER OF
                                               415,800
                SHARES
                                  --------------------------------------------------------------------
                                        8  SHARED VOTING POWER
             BENEFICIALLY

               OWNED BY                        None
                 EACH
              REPORTING
                                  --------------------------------------------------------------------
                                        9  SOLE DISPOSITIVE POWER
                PERSON
                                               415,800
                 WITH


                                  --------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER

                                               None
------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           415,800 shares or, if the Reporting Persons are deemed to be a group, 5,853,524 shares
------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                      [ ]

          Not Applicable
------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           .35% or, if the Reporting Persons are deemed to be a group, 4.96%
------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          IC CO
------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                           SCHEDULE 13D


 CUSIP No.   903290 10 4                                                    Page   6   of  23   Pages
           -----------------------                                               -----   ------


------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Elfun Trusts
          I.R.S. # 13-6067455

------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]
                                                                                              (b) [X]

------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY


------------------------------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

          OO

------------------------------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)     [ ]


------------------------------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

          State of New York
------------------------------------------------------------------------------------------------------
                                        7  SOLE VOTING POWER
              NUMBER OF
                                               112,370
                SHARES
                                  --------------------------------------------------------------------
                                        8  SHARED VOTING POWER
             BENEFICIALLY

               OWNED BY                        None
                 EACH
              REPORTING
                                  --------------------------------------------------------------------
                                        9  SOLE DISPOSITIVE POWER
                PERSON
                                               112,370
                 WITH


                                  --------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER

                                               None
------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           112,370 shares or, if the Reporting Persons are deemed to be a group, 5,853,524 shares

------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                      [ ]

      Not Applicable
------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .09% or, if the Reporting Persons are deemed to be a group, 4.96%
------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          EP

------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                              SCHEDULE 13D

 CUSIP No.   903290 10 4                                                      Page  7   of  23   Pages
           -----------------------                                                -----   ------

------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GE Insurance Plan Trust
           I.R.S. # 51-0169382
------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                      (a) [ ]
                                                                                             (b) [X]

------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

           00
------------------------------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)    [ ]

------------------------------------------------------------------------------------------------------

  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York State
------------------------------------------------------------------------------------------------------
                                       7  SOLE VOTING POWER
              NUMBER OF
                                              22,400
               SHARES
                                  --------------------------------------------------------------------
                                       8  SHARED VOTING POWER
            BENEFICIALLY

              OWNED BY                        None
                EACH
              REPORTING
                                  --------------------------------------------------------------------
                                       9  SOLE DISPOSITIVE POWER
               PERSON
                                              22,400
                WITH


                                  --------------------------------------------------------------------
                                      10  SHARED DISPOSITIVE POWER

                                              None

------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           22,400 shares of, if the Reporting Persons are deemed to be a group, 5,853,524 shares

------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                     [ ]

           Not applicable

------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           .02% or, if the Reporting Persons are deemed to be a group, 4.96%
------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

           EP
------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                           SCHEDULE 13D


 CUSIP No.   903290 10 4                                                Page   8   of  23   Pages
           -----------------------                                           -----   ------

------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Electric Investment Corporation
          I.R.S. # 22-2152310
------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                     (a)
                                                                                            (b)
           Not applicable
------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY


------------------------------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

          Not Applicable

------------------------------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------------------------------------------------------------------------
                                      7  SOLE VOTING POWER
             NUMBER OF
                                             Disclaimed (See 11 below)
               SHARES
                                  --------------------------------------------------------------------
                                      8  SHARED VOTING POWER
            BENEFICIALLY

              OWNED BY                       0
                EACH
             REPORTING
                                  --------------------------------------------------------------------
                                      9  SOLE DISPOSITIVE POWER
               PERSON
                                             Disclaimed (See 11 below)
                WITH


                                  --------------------------------------------------------------------
                                     10  SHARED DISPOSITIVE POWER

                                             0
------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares disclaimed by General Electric Investment Company
------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

           Not applicable
------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable
------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          CO

------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                        SCHEDULE 13D


 CUSIP No.   903290 10 4                                                      Page  9   of  23   Pages
           ------------------------                                               ------  ------

------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GE Investment Management Incorporated
           I.R.S. # 06-1238874
------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a)
                                                                                              (b)
           Not applicable
------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

           Not applicable
------------------------------------------------------------------------------------------------------

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware
------------------------------------------------------------------------------------------------------
                                        7  SOLE VOTING POWER
              NUMBER OF
                                               Disclaimed (See 11 below)
                                  --------------------------------------------------------------------
                SHARES
                                        8  SHARED VOTING POWER
             BENEFICIALLY

               OWNED BY                        0
                 EACH
                                  --------------------------------------------------------------------
              REPORTING
                                        9  SOLE DISPOSITIVE POWER
                PERSON
                                               Disclaimed (See 11 below)
                 WITH

                                  --------------------------------------------------------------------
                                       10  SHARED DISPOSITIVE POWER

                                               0
------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares disclaimed by GE Investment Management Incorporated
------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

           Not applicable

------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable

------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          CO

------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                        SCHEDULE 13D


 CUSIP No.   903290 10 4                                              Page  10  of  23   Pages
           -----------------------                                        ------  ------


------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Electric Company
          I.R.S. # 14-0689340
------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)
                                                                                         (b)
           Not applicable
------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

          Not Applicable
------------------------------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------------------------------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York State
------------------------------------------------------------------------------------------------------
                                   7  SOLE VOTING POWER
            NUMBER OF
                                          Disclaimed (See 11 below)
             SHARES
                                  --------------------------------------------------------------------
                                   8  SHARED VOTING POWER
          BENEFICIALLY

            OWNED BY                      0
              EACH
                                  --------------------------------------------------------------------
            REPORTING
                                   9  SOLE DISPOSITIVE POWER
             PERSON
                                          Disclaimed (See 11 below)
              WITH

                                  --------------------------------------------------------------------
                                  10  SHARED DISPOSITIVE POWER

                                          0
------------------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Beneficial ownership of all shares disclaimed by General Electric Company
------------------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

           Not applicable
------------------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Not applicable

------------------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

          CO

------------------------------------------------------------------------------------------------------

                           *SEE INSTRUCTIONS BEFORE FILLING OUT!
               INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

NOTE:  This Amendment No. 2 amends and supplements the Statement on Schedule 13D
----
(the "Statement") and Amendment No. 1 filed on February 19, 1992 and May 12, 1996 respectively, with the Securities and Exchange Commission by Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), General Electric Private Placement Partners I, Limited Partnership, a Delaware limited partnership (the "Partnership"), General Electric Mortgage Insurance Company, a North Carolina corporation ("GEMIC"), Employers Reinsurance Corporation, a Missouri corporation ("ERC"), Elfun Trusts, a New York common law trust ("Elfun"), and GE Insurance Plan Trust, a New York common law trust ("GEIPT") (each such person, except GEIPT, an "Original Reporting Person").

      Capitalized terms used and not defined in this Amendment have the meanings set forth in the Statement.

Item 1.    Security and Issuer
-------    -------------------

           Item 1 is hereby amended as follows:

           The Reporting Persons have entered into a Joint Filing Agreement, dated October 9, 1996, attached hereto as Schedule I.

Item 4.    Purpose of Transaction
-------    ----------------------

           Item 4 is hereby supplemented as follows:

           The Reporting Persons have acquired, or continue to hold, as the case may be, the Common Stock and Series B Stock as an investment. While the Reporting Persons have no present intention of seeking control, they will continue to review their investment in the Company and monitor and evaluate future development at the Company and, based upon such analysis, may (i) attempt to acquire additional shares of Common Stock (subject to availability of shares at prices deemed favorable), (ii) convert their remaining Series B Stock in whole or in part, or (iii) dispose of shares of Common Stock or Series B Stock by them or Common Stock received upon conversion of Series B Stock in the open market, in privately negotiated transactions or otherwise.

Item 5.    Interest in Securities of the Issuer
-------    ------------------------------------

           Item 5 is hereby amended as follows:

           (a) (i) GEPT has beneficial ownership of 3,670,603 shares of Common Stock, representing 3% of such class currently outstanding; (ii) the Partnership has beneficial ownership of 1,320,501 shares of Common Stock, representing 1.1% of such class currently outstanding; (iii) GEMIC has beneficial ownership of 311,850 shares of Common Stock,

































                               Page 11 of 23 Pages
representing .26% of such class currently outstanding; (iv) ERC has beneficial ownership of 415,800 shares of Common Stock, representing .35% of such class currently outstanding; (v) Elfun has beneficial ownership of 112,370 shares of Common Stock, representing .09% of such class currently outstanding; (vi) GEIPT has beneficial ownership 22,400 shares of Common Stock, representing .02% of such class currently outstanding; (vii) GEIM, GEIC, and GE disclaim beneficial ownership of all shares. If the Reporting Persons are deemed to be a group for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, and upon conversion of the Series B Stock, if the Reporting Persons are deemed to be a group, they will beneficially own 5,853,524 shares of Common Stock or approximately 4.96% of the issued and outstanding shares of Common Stock based on the 117,844,371 shares of Common Stock, which the Company's 10-Q states were outstanding as of August 9, 1996.

      The Partnership has sold 138,300 shares of Common Stock in the open market through Rule 144 transactions as follows:

      DATE OF SALE                   NUMBER OF SHARES SOLD
      ----------------------------------------------------
      September 26, 1996                   41,000
      September 27, 1996                   32,500
      September 30, 1996                   18,900
      October 1, 1996                       5,900
      October 2, 1996                      20,000
      October 4, 1996                      20,000

The Partnership may continue to make dispositions of the remaining portion of its holdings of Common Stock or Series B Stock or Common Stock received upon conversion of such Series B Stock in Rule 144 transactions or otherwise.

      In addition, to date, the following entities have sold 2,100,800 shares of Common Stock in private sales to USF&G Corporation:

                                                       NUMBER OF
           ENTITY                DATE OF SALE         SHARES SOLD
           ------------------------------------------------------

           Partnership             10/2/96              250,000
           Partnership             9/26/96              400,000
           GEMIC                    9/5/96              935,000
           ELFUN                   9/26/96              100,000
           ERC                     10/9/96              415,800






































                               Page 12 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                    TRUSTEES OF GENERAL ELECTRIC PENSION TRUST


                                    By: /s/ John H. Myers
                                        -------------------------------
                                        Name: John H. Myers
                                        Title: Trustee


Dated:  October 9, 1996



























































                               Page 13 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                        GE INVESTMENT PRIVATE PLACEMENT
                                         PARTNERS I, LIMITED PARTNERSHIP

                                        By:   GE Investment Management
                                              Incorporated, Its General Partner


                                        By:    /s/ John H. Myers
                                              ----------------------------------
                                              Name: John H. Myers
                                              Title: Executive Vice President


Dated:  October 9, 1996























































                               Page 14 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                      GENERAL ELECTRIC MORTGAGE INSURANCE
                                        CORPORATION

                                      By:     General Electric Investment
                                              Corporation, Its Investment
                                              Manager


                                      By:      /s/ John H. Myers
                                              ----------------------------------
                                              Name: John H. Myers
                                              Title: Executive Vice President

Dated:  October 9, 1996























































                               Page 15 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                        EMPLOYERS REINSURANCE CORPORATION

                                        By:   General Electric Investment
                                              Corporation, Its Investment
                                              Manager


                                        By:     /s/ John H. Myers
                                              ---------------------------
                                              Name: John H. Myers
                                              Title: Executive Vice President


Dated:  October 9, 1996























































                               Page 16 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                    ELFUN TRUSTS


                                    By:  /s/ John H. Myers
                                        ---------------------------------
                                        Name: John H. Myers
                                        Title: Trustee


Dated:  October 9, 1996



























































                               Page 17 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                           GE INSURANCE PLAN TRUST



                                           By:   /s/ John H. Myers
                                                ----------------------
                                             Name: John H. Myers
                                             Title: Trustee


Dated:  October 9, 1996


























































                               Page 18 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                        GE INVESTMENT MANAGEMENT
                                          INCORPORATED



                                        By:   /s/ John H. Myers
                                             -----------------------------
                                          Name: John H. Myers
                                          Title: Executive Vice President


Dated:  October 9, 1996

























































                               Page 19 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                        GENERAL ELECTRIC INVESTMENT
                                          CORPORATION



                                        By:   /s/ John H. Myers
                                             -------------------------
                                          Name: John H. Myers
                                          Title: Executive Vice President


Dated:  October 9, 1996

























































                               Page 20 of 23 Pages

                                    Signature
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.

      Pursuant to Rule 13d-1(f)(1), the undersigned joins in the filing of this Amendment No. 1 on its own behalf.


                                        GENERAL ELECTRIC COMPANY



                                        By:   /s/ Dale F. Frey
                                             ---------------------------
                                          Name: Dale F. Frey
                                          Title: Vice President


Dated:  October 9, 1996


























































                               Page 21 of 23 Pages

                                                                      Schedule I
                                                                      ----------

                             Joint Filing Agreement
                             ----------------------

      The undersigned parties hereby agree that the Amendment No. 2 to the
Schedule 13D filed herewith is being filed jointly with the Securities and Exchange Commission pursuant to Section 13-d-1(f)(1) on behalf of each such person.

Dated October 9, 1996

                                     TRUSTEES OF GENERAL ELECTRIC
                                      PENSION TRUST


                                     By  /s/ John H. Myers
                                        ------------------------
                                        Name: John H. Myers
                                        Title: Trustee



                                     GENERAL ELECTRIC PRIVATE PLACEMENT
                                       PARTNERS I, LIMITED PARTNERSHIP


                                     By  /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Executive Vice President


                                     GENERAL ELECTRIC MORTGAGE INSURANCE COMPANY


                                     By  /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Executive Vice President


                                     EMPLOYERS REINSURANCE CORPORATION


                                     By  /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Executive Vice President


































                               Page 22 of 23 Pages

                                     ELFUN TRUSTS


                                     By  /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Trustee



                                     GE INSURANCE PLAN TRUST


                                     By  /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Trustee



                                     GENERAL ELECTRIC INVESTMENT CORPORATION


                                     By  /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Executive Vice President



                                     GE INVESTMENT MANAGEMENT INCORPORATED


                                     By  /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Executive Vice President



                                     GENERAL ELECTRIC COMPANY


                                     By  /s/ Dale F. Frey
                                        ----------------------------------------
                                        Name: Dale F. Frey
                                        Title: Vice President


































                               Page 23 of 23 Pages